 Exhibit (a)(3)

Articles Supplementary

ARTICLES SUPPLEMENTARY

TO

ARTICLES OF INCORPORATION

OF

VALUE LINE MID CAP FOCUSED FUND, INC.

VALUE LINE MID CAP FOCUSED FUND, INC. (hereinafter called the “Corporation”), a Maryland corporation having its principal office c/o The Prentice-Hall Corporation System, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Corporation presently has authority to issue 50,000,000 shares of capital stock, of the par value $1.00 each, having an aggregate par value of $50,000,000. The Board of Directors has previously classified and designated the Corporation’s shares all as one class.

SECOND: In accordance with § 2-105(c) of the Maryland General Corporation Law, the total number of shares of capital stock that the Corporation shall have the authority to issue is hereby increased to 60,000,000, of the par value $1.00 each, having an aggregate par value of $60,000,000.

THIRD: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of stock of the Corporation, the Board of Directors hereby classifies the 10,000,000 newly authorized but unclassified and unissued shares as follows:

Institutional Class	10,000,000 shares

FOURTH: Subject to the power of the Board of Directors to classify and reclassify unissued shares, all shares of the Corporation hereby classified as specified in Article Third above shall be invested in the same investment portfolio of the Corporation and shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in Article FIFTH of the Articles of Incorporation of the Corporation (hereafter called the “Articles”) and shall be subject to all other provisions of the Articles relating to stock of the Corporation generally.

FIFTH: Pursuant to the authority of the Board of Directors to change the name or designation of any class of the Corporation, the Board of Directors hereby names and designates as “Investor Class” all issued and unissued shares of stock of the Corporation authorized but not classified as Institutional Class shares pursuant to Article Third.

SIXTH: Following the increase in authorized shares as specified in Article Second above, the classification of authorized but unclassified and unissued shares as specified in Article Third above and the designation of the other authorized shares as specified in Article Fourth above, the Corporation has authority to issue 60,000,000 shares of capital stock, of the par value $1.00 each, having an aggregate par value of $60,000,000. The authorized shares of the Corporation are classified and designated as follows:

Investor Class	50,000,000 shares
Institutional Class	10,000,000 shares

SEVENTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended. The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with § 2-105(c) of the Maryland General Corporation Law. The shares of stock of the Corporation hereby classified or reclassified as specified in Article Third and Sixth above have been duly classified by the Board of Directors under the authority contained in the Articles.

EIGHTH: Pursuant to § 2-208.1(d)(2) of the Maryland General Corporation Law, the Articles Supplementary to the Articles set forth herein shall become effective on the date the Articles Supplementary are accepted for record by the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Treasurer and Secretary on August 18, 2015.

VALUE LINE MID CAP FOCUSED FUND, INC.

By:	/s/ Mitchell E. Appel
Mitchell E. Appel
President and Chief Executive Officer

WITNESS:

/s/ Emily D. Washington
Emily D. Washington
Treasurer and Secretary

THE UNDERSIGNED, President and Chief Executive Officer of VALUE LINE MID CAP FOCUSED FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Mitchell E. Appel
Mitchell E. Appel
President and Chief Executive Officer